EXHIBIT 10.8

OFFICER EMPLOYMENT AGREEMENT

          This Agreement is made ____________ , 2004 between Fremont Michigan InsuraCorp, Inc., a Michigan corporation, ("Employer") and ________________ ("Executive"). This Agreement shall become effective upon the closing of the initial public offering of stock which the Employer contemplates being made pursuant to a Registration Statement, as amended, filed by the Employer with the U.S. Securities and Exchange Commission ("Effective Date").

Factual Background

          The Executive presently serves as the _____________ of the Employer. The Employer desires to be assured of the Executive's continued active participation in the business of the Employer. In order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive's agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employer is terminated under specified circumstances. Because of the nature of Employer's business, Executive may acquire valuable confidential information concerning the Employer, Employer's products and programs, or Employer's customers.

Agreement

          It is therefore agreed:

          1.          Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

                    (a)          Average Annual Compensation. The Executive's "Average Annual Compensation" shall be deemed to mean the average level of compensation paid to the Executive by the Employer and any subsidiary of the Employer during the most recent three calendar years preceding the Date of Termination, including Base Salary, bonuses under any employee benefit plans of the Employer, and contributions to 401(k), pension and other retirement plans.

                    (b)          Base Salary. "Base Salary" shall have the meaning set forth in Section 3(a).

                    (c)          Cause. Termination of the Executive's employment for "Cause" shall mean termination because of (i) willful and continued failure to perform substantially the Executive's duties with the Employer or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer. For purposes of this provision, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interest of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in god faith and in the best interests of the Employer.

                    (d)          Change in Control. "Change in Control" of the Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of

Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor to such regulation, whether or not the Corporation is registered under the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; or

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority of that Board unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                    (e)          Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

                    (f)          Date of Termination. "Date of Termination" shall mean:

          (i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and

          (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

                    (g)          Disability. Termination by the Employer of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

                    (h)          Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a "Change in Control" of the Corporation based on:

          (i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of _______________ of the Employer or a material adverse change made by the Employer in the Executive's functions, duties or responsibilities in such capacity;

          (ii) Without the Executive's express written consent, a material reduction by the Employer in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b), a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

          (iii) Without the Executive's express written consent, the Employer requires the Executive to work in an office which is more than 30 miles from the location of the Employer's current principal executive office, except for required travel on business of the Employer to an extent substantially consistent with the Executive's present business travel obligations;

          (iv) Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (j) below; or

          (v) The failure by the Employer, after a Change in Control of the Employer, to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14.

                    (i)          IRS. IRS shall mean the Internal Revenue Service.

                    (j)          Notice of Termination. Any purported termination of the Executive's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party affected. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which:

          (i) indicates the specific termination provision in this Agreement relied upon;

          (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated;

          (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer's termination of Executive's employment for Cause; and

          (iv) is given in the manner specified in Section 16.

                    (k)          Retirement. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employer's retirement policies, including early retirement, generally applicable to the Employer's salaried employees.

          2.          Terms of Employment.

                    (a)          Employment and Duties. The Employer hereby employs the Executive as ___________________________ of Employer and its subsidiaries and Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. During the term of this Agreement, the Executive shall perform such executive services for the Employer and its subsidiaries as is consistent with his title. The Executive shall devote substantially all his business time, attention, skill and efforts to the faithful performance of his duties hereunder and shall not accept employment elsewhere during the Term (as defined in Section 2 of this Agreement). The Executive agrees to serve as a member of the Board or of the board of directors of an subsidiary or affiliate if asked to do so by the Board and if elected by the shareholders. The Executive may (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities hereunder.

                    (b)          Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date and shall continue for a term of three (3) years from the Effective Date. It shall be extended for successive one year terms after that date unless either party provides written Notice of Termination to the other at least ninety days prior to the annual anniversary date of this Agreement. The Notice of Termination to the Executive shall be sent by the President of each Employer. If any party gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References within this Section to the term of this Agreement shall refer both to the initial term and successive terms.

          3.          Compensation and Benefits.

                    (a)          The Employer shall compensate and pay Executive for his services during the term of this Agreement at a minimum base salary of $_________ per year ("Base Salary"). The Base Salary shall be reviewed at least annually by the Board of Directors of the Company and its subsidiaries and may be increased, but not decreased, to reflect exceptional performance by the Executive or to provide the Executive with such other increases as shall be consistent with increases in base salary awarded in the ordinary course of business to other officers. The Base Salary level and any increases thereon shall be maintained to the end of the Term. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer and its subsidiaries.

                    (b)          During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer and its subsidiaries, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits under such arrangements, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Employer. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a).

                    (c)          During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer. Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except in accordance with written policies of the Employer.

                    (d)          Since the Executive will be devoting the majority of his time and effort to the Employer's wholly-owned subsidiary, Fremont Insurance Company, it is anticipated that Fremont Insurance will pay all or substantially all of the Executive's compensation. The obligations of the Employer under this Agreement will be offset by all payments of compensation and benefits paid to the Executive by any subsidiaries or affiliates of the Employer.

          4.          Expenses. The Employer shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by Executive, then the Employer shall reimburse the Executive.

          5.          Acknowledgment of Confidential Information. Executive acknowledges that during his employment with Employer, he may acquire, be given access to, develop or assist in developing confidential information regarding the products, property, business and affairs of Employer and its subsidiaries, including information concerning Employer's and its subsidiaries agents, producers, policyholders and customers. This confidential information may consist of concepts, ideas, trade secrets, marketing and sales processes or techniques, pricing arrangements, operating procedures, technical data, policyholder names, addresses, coverages or expiration data, customer names, customer contact persons and telephone numbers, quotations or other confidential information not generally known or easily ascertainable by the general public concerning Employer's and its subsidiaries business. This information is referred to in this Agreement simply as "Confidential Information".

          6.           Restriction on Confidential Information. Executive shall not, during his employment with Employer or at any time after termination of employment (except with the express written authorization of the Board of Directors), use any Confidential Information outside of the scope of his employment by Employer. He shall not communicate or disclose orally or in writing any of the Confidential Information to any person or entity, directly or indirectly, under any circumstances outside the scope of his employment by Employer. Upon termination of his employment with Employer, he shall promptly return to Employer all written or other tangible evidence of any Confidential Information and any memoranda with respect to that evidence which is in his possession or under his control.

          7.           Non-Compete. During employment with Employer and for a period of two years following his termination of employment if the Executive is entitled to severance pay under Section 10(c) of this Agreement, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, limited liability company or association, either as a partner, principal, agent, employee, member, officer, director, material beneficial owner, or in any other capacity, conduct or engage in, or become interested in, either wholly or in part, any other property and casualty insurance company or affiliate of it without the consent of Employer. Provided, however, after termination the geographic scope of this non-compete covenant shall be limited to property and casualty insurance business in the State of Michigan. However, the Executive's duty to mitigate shall be waived to the extent that the Employer does not consent to any such activity of the Executive. For purposes of this paragraph, Executive shall be deemed a material beneficial owner of an enterprise if Executive is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 10% or more of the combined voting power of the company's then outstanding securities.

          8.          Non-Solicitation of Employees. During employment with Employer and for a period of 36 months following termination of such employment, Executive shall not, in any capacity, recruit or hire, or assist others in recruiting or hiring, any person who is an employee of or consultant for Employer.

          9.          Remedies.

                    (a)          The Executive shall be liable to the Employer for all actual damages resulting from a breach of this Agreement by the Executive.

                    (b)          The Employer will suffer material and irreparable damage if the Executive violates Sections 6, 7 and 8 of this Agreement and the Employer would not have an adequate remedy at law for such a violation. Therefore, the Employer shall be entitled, in addition to all other available remedies, to an immediate injunction to restrain any such violation. If any present or future statute of this State provides protections or remedies relating to proprietary information, confidential information or trade secrets which are greater than the protections and remedies provided by this Agreement, then the Employer shall also have the benefit of such additional statutory protections and remedies.

          10.          Termination.

                    (a)          The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment for Cause, Disability or Retirement, and Executive shall have the right, upon prior Notice of Termination, to terminate his employment for any reason.

                    (b)          In the event that (i) Executive's employment is terminated by the Employer for Cause, Disability or Retirement or in the event of the Executive's death, or (ii) Executive terminates his employment other than for Good Reason, prior to the expiration of the Term, the Employer shall be obligated to make payment of any compensation earned prior to the Date of Termination but not yet paid to the Executive and any payment from any employee benefit plan which shall be paid in accordance with such plan and the continuation of coverage under any insurance program as required under any such benefit plan or which may be required by law. The Executive will also be entitled to the payment of any pro rata amount of any bonuses if the Date of Termination occurs before December 31, of any fiscal year. The Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

                    (c)          In the event that (i) Executive's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Employer, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employer, or (b) for Good Reason, then the Employer shall:

          (i)          Pay to the Executive, in twenty-four (24) equal monthly installments beginning with the first business day of the month following the Date of Termination, a cash severance amount equal to 2.0 times the Executive's Average Annual Compensation. The Employer shall have the option of paying such compensation to the Employee in a lump sum, discounted using an interest rate equal to the "applicable federal rate" under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), within thirty (30) days of such termination; and

          (ii)          Maintain and provide for a period ending at the earlier of the expiration of the remaining term of employment pursuant to this Agreement prior to the Notice of Termination plus the twenty-four (24) months of severance payments in (i) above, at no cost to the Executive greater than any other employee, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of the Employer), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph is barred or during such period any such plan, program or arrangement is discontinued or the benefits under such an agreement are materially reduced, the Employer shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

                    (d)          The Employer shall promptly reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or in seeking to obtain or enforce any right or benefit provided by this Agreement in any such event.

                    (e)          No termination of employment by the Executive or by the Employer shall be effective unless the terminating party shall have delivered a Notice of Termination, as defined in Section 1(j) of this Agreement, to the other party.

          11.          Excise Tax Gross-up Payments. The Executive shall receive, in respect of the payments and benefits pursuant to this Agreement or under any other compensatory plan or arrangement of the Employer that constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, an additional amount in cash (the "Gross-Up Amount") such that, after payment of excise taxes assessed under Section 4999 of the Code and federal, state and local income taxes on both such payment of the payments and benefits pursuant to Section 3 and the Gross-Up Amount, the Executive is placed in the same after-tax position he would have been in if such payment of Compensation or other benefits had not constituted an excess parachute payment. In the event it is later determined by the IRS or a court of competent jurisdiction that the amount of excise taxes payable by the Executive was greater than originally calculated by the Employer (or in the event the Executive provides the Employer with an opinion of tax counsel of national standing to the effect that such an underpayment occurred), then the Employer shall pay to the Executive an amount equal to the sum of: (a) the additional excise taxes payable; (b) any penalties or interest due with respect to such underpayment; and (c) any income, excise or other taxes payable by the Executive as a result of these clauses (a), (b) and (c).

          12.          Mitigation; Exclusivity of Benefits.

                    (a)          If the Executive's employment is terminated without Cause or the Executive resigns for Good Reason, the Executive shall be obligated to make reasonable efforts to mitigate damages by seeking other employment; provided, however, that the Executive shall not be required to accept employment with respect to which the Executive's position, authority, duties and responsibilities shall be in any material respect inconsistent with those contemplated in Section 2 of this Agreement or which is based at any office or location more than fifty (50) miles from that at which the Executive is based at the date of termination. The Executive, for each month during the remainder of the Term, shall receive an amount of compensation pursuant to this Agreement equal to the excess of the compensation required to be made to the Executive pursuant to this Agreement over the compensation, if any, paid to the Executive pursuant to such other employment. In the event the Employer makes a lump sum distribution of the payments required under Section 10 (c)(i) of this Agreement to the Executive, the Executive's duty to mitigate shall end as of the date of payment of said lump sum. The Executive's duty to mitigate will be waived if the proposed employer is in competition with the Employer and the Employer does not consent to such competition.

                    (b)          The specific arrangements referred to are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

          13.          Withholding. All payments required to be made by the Employer to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

          14.          Assignability. The Employer may assign this Agreement and its rights and obligations in whole, but not in part, to any corporation, insurance company or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, insurance company or other entity shall by operation of law or expressly in writing assume all obligations of the Employer under this Agreement as fully as if it had been originally made a party to the agreement, but may not otherwise assign this Agreement or its rights and obligations. The Executive may not assign or transfer this Agreement or any rights or obligations.

          15.          Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recovery of attorney's fees, costs and expenses in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

          16.          Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Fremont Michigan Insuracorp, Inc. 933 East Main Street Fremont, MI, 49412-9751 Attention: Chairman of the Board of Directors

To the Executive:

          17.          Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          18.          Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Michigan.

          19.          Nature of Obligations. Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable under the Agreement, and to the extent that the Executive acquires a right to receive benefits from the Employer, such right shall be no greater than the right of any unsecured general creditor of the Employer.

          20.          Interpretation and Headings. This Agreement shall be interpreted in order to achieve the purposes for which it was entered into. The section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          21.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          22.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

WITNESS:	FREMONT MICHIGAN INSURACORP, INC.

By:
Richard E. Dunning
Its: President

EXECUTIVE: